Final Execution Version

AMENDED AND RESTATED

EMPLOYMENT AGREEMENT

This Amended and Restated Employment Agreement (this “Agreement”) is made as of January 1, 2014 (“Effective Date”), by and between Armada Water Assets, Inc., a Nevada corporation (the “Employer”), and Sami Ahmad, an individual resident in the State of Texas (the “Executive”).

RECITALS

WHEREAS, the Employer and Executive have heretofore entered into and executed an Employment Agreement dated as of July 22, 2013 (the “Original Employment Agreement”) pursuant to which the Executive has been employed by the Employer as its Chief Financial Officer since July 22, 2013 (the “Original Effective Date”); and

WHEREAS, the Employer and the Executive desire to amend and restate the Employment Agreement on the terms and conditions hereafter expressed.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties hereto, intending to be legally bound, hereby agree as follows:

1.                  EMPLOYMENT TERMS AND DUTIES

1.1              EMPLOYMENT

The Employer agrees to, and hereby does, employ the Executive for the term of this Agreement upon the terms and conditions set forth in this Agreement.

1.2              TERM

Subject to the provisions of Section 5, the Employment Period for the Executive’s employment under this Agreement will be three (3) years, beginning on the Effective Date, and shall be automatically renewed for consecutive one year renewal terms thereafter, unless, not less than sixty (60) days prior to the end of the original term or any renewal term, either party gives the other party written notice of the non-renewal of the Employment Period, which non-renewal shall not be considered a termination of Executive’s employment for purposes of Section 5 of this Agreement.

1.3              DUTIES

The Executive will serve as the Chief Financial Officer of the Employer and perform such duties as are commensurate with such position. In the performance of his duties, the Executive shall comply with the policies, and be subject to the reasonable direction, of the Board of Directors of the Employer and Employer’s chief executive officer. The Executive agrees to perform in good faith and to the best of his ability all services which may be required of him hereunder and will devote such efforts and business time, skill, attention and energies as are reasonably necessary to perform his duties and responsibilities under this Agreement and to promote the success of the Employer’s business. The Executive shall be employed on a full time basis by the Employer and shall be located at the Employer’s office within the metropolitan Houston, Texas area. Subject to the provisions of Section 7 of this Agreement, the Executive may continue to engage in the following activities: (a) serving on the Board of Directors of other non-competitive ventures, provided such ventures do not interfere with Executive’s full-time service to the Employer, and (b) managing his personal investments, provided that such activities set forth in (a) and (b) (individually or collectively) do not materially and adversely interfere or conflict with the performance of the Executive’s duties or responsibilities under this Agreement. The Executive shall be eligible to serve on Employer’s Board of Directors and his candidacy will be presented to the Board during the third calendar quarter of 2013.

2.                  COMPENSATION

2.1              BASIC COMPENSATION

(a)                Base Salary. The Executive will be paid an annualized base salary of $200,000, subject to tax withholdings and adjustment as provided below (the “Base Salary”), which will be payable in equal periodic installments according to the Employer’s customary payroll practices, but no less frequently than monthly. Effective in or around June, 2014, and annually thereafter, the Executive’s Base Salary will be reviewed by the Employer’s Board of Directors not less frequently than annually, and may be adjusted upward by the Employer.

(b)               Targeted Annual Cash Bonus. In addition to his Base Salary, for 2014 and 2015 the Executive shall be eligible to receive a targeted annual cash bonus based upon achievement of performance goals determined by the Compensation Committee of the Employer, to be measured against a target incentive (the “Target Incentives”), expressed as a percentage of Base Salary set at between 50-100% of Base Salary, contingent upon achievement of the following performance goals:

(i)                 The Targeted Incentives:

•	If $6.5 million of EBITDA is achieved by the Employer during 2014 (“Year One”) the Executive shall be paid a 50% cash bonus; and if $10 million of EBITDA is achieved by the Employer during Year One, the Executive shall be paid a 100% cash bonus. If Year One EBITDA is between $6.5 million and $10 million, the cash bonus paid will be a prorated percentage (e.g., if $8.25 million of EBITDA is achieved, then the cash bonus paid would be 75% of Base Salary).

•	If $12 million of EBITDA is achieved by the Employer during 2015 (“Year Two”), the Executive shall be paid a 50% cash bonus; and if $13.5 million of EBITDA is achieved by Employer during Year Two, the Executive shall be paid a 100% cash bonus. If Year Two EBITDA is between $12 million and $13.5 million, the cash bonus paid will be a prorated percentage (e.g., if $12.75 million of EBITDA is achieved, then the cash bonus paid would be 75% of Base Salary).

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•	In the alternative, if Employer does not hit the targeted level of EBITDA for Year One, then Executive also can achieve pay-out of the bonus in Year Two if the Employer achieves aggregate levels of EBITDA for Years One and Two combined together. (e.g., if EBITDA totals from Years One and Two aggregate a total of $18.5 million, then Executive would achieve payout of 50% cash bonus for Years One and Two; and if EBITDA totals from Years One and Two aggregate a total of $23.5 million, then Executive would achieve payout of 100% cash bonus for Years One and Two).

•	The targeted annual cash bonus will be subject to review after Year Two, based upon a performance objective of EBITDA achieved during 2016 (“Year Three”) to be set by the Compensation Committee of the Board, subject to Board review.

(ii)               Payment of the Targeted Annual Cash Bonus. The Targeted Annual Cash Bonus shall be payable to the Executive, if and to the extent earned, within no more than thirty (30) days following the Employer’s determination of its EBITDA for the annual periods in question, and shall be accompanied by a certification of the Executive describing the determination of the amount of the Targeted Annual Cash Bonus.

(c)                Benefits. The Executive will, during the Employment Period, be permitted to participate in such pension, profit sharing, life insurance, and medical and dental insurance coverage benefits (including family coverage), and other employee benefit plans of the Employer that may be in effect from time to time, to the extent the Executive is eligible under the terms of those plans (collectively, the “Benefits”). The Executive shall also be entitled to such other employee benefits as are now or may become available to any of the Employer’s other executive officers.

2.2              OPTIONS AND RESTRICTED STOCK.

(a)                The Employer granted to the Executive 37,500 shares of restricted common stock as of the Original Effective Date, and does hereby ratify and confirm its agreement as of the Original Effective Date to grant to the Executive an additional 37,500 shares of which shall be issued and shall vest upon the Employer’s successful completion of an initial public offering (“IPO”).

(b)               The Employer hereby also ratifies and confirms its agreement as of the Original Effective Date, to grant to the Executive options to purchase 850,000 shares of its common stock as follows: options to purchase 425,000 shares at an exercise price equal to the fair market value of the Employer’s shares as of the Original Effective Date, which the parties upon analysis agree is $1.00 per share (the “$1.00 Options”), and options to purchase 425,000 shares at the price at which the Employer’s IPO is completed (the “IPO Options”). The $1.00 Options and the IPO Options shall be granted subject to the terms of a stand-alone Stock Option Agreement to be agreed upon and executed by the parties. The IPO Options and $1.00 Options shall be subject to such upward to downward adjustment provisions as will be set forth within the Stock Option Agreement, and that are customary to make an appropriate and proportionate adjustment in the number and exercise price thereof to take into account, among others, an increase or decrease in the number of outstanding Employer securities as a result of a merger, consolidation, reorganization, stock dividend, stock split or similar event.

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(c)                Subject to the terms of such Stock Option Agreement: 148,750 of the $1.00 Options, shall vest in equal one-third installments (of 49,583 $1.00 Options) on each of the first three anniversaries of the Effective Date, provided that the Executive remains continuously employed by the Employer through such vesting dates; and 276,250 of the $1.00 Options shall vest if, when, and to the extent, the Employer achieves those annual or aggregate EBITDA performance goals (the “Option Performance Goals”) as set forth below.

(d)               Subject to the terms of such Stock Option Agreement: 148,750 of the IPO Options shall vest in equal one-third installments (of 49,583 IPO Options) on each of the first three anniversaries of the Effective Date, provided that the Executive remains continuously employed by the Employer through such vesting dates; and 276,250 of the IPO Options shall vest if, when, and to the extent, the Employer achieves the Option Performance Goals as set forth below:

(e)                The Option Performance Goals shall be as follows:

•	$6.5M of EBITDA achieved by Employer in Year One will result in Executive earning and vesting in 50,000 of the $1.00 Options and 50,000 of the IPO Options;

•	$10M of EBITDA achieved by Employer in Year One will result in Executive earning and vesting in an additional 42,083 of the $1.00 Options and 42,083 of the IPO Options.

•	$12M of EBITDA achieved by Employer in Year Two will result in Executive earning and vesting in an additional 50,000 of the $1.00 Options and 50,000 of the IPO Options;

•	$13.5M of EBITDA achieved by Employer in Year Two will result in Executive earning and vesting in an additional 42,083 of the $1.00 Options and 42,083 of the IPO Options.

•	In the alternative, if Employer does not achieve the targeted level of EBITDA for Year One above, then Executive can also vest in options if the Employer achieves aggregate levels of EBITDA for Years One and Two together (e.g., if EBITDA totals from Years One and Two in the aggregate total from $18M, through $23.5M then the Executive would earn the first two tranches of options as set forth above, on a pro-rata basis).

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•	The EBITDA based Option Performance Goals to be achieved in Year Three for vesting of the final third of the $1.00 Options and IPO Options, shall be established by the Compensation Committee of the Board, subject to Board review.

(f)                Notwithstanding the foregoing, all Time-Based Options shall vest immediately upon a Change of Control if the Change of Control: (i) occurs at a time when Executive is employed by Employer; and (ii) is effective during the first three years of Executive’s employment.

3.                  EXPENSE REIMBURSEMENT

The Employer will pay on behalf of the Executive (or reimburse the Executive for) reasonable expenses incurred by the Executive in the performance of the Executive’s duties pursuant to this Agreement, including, without limitation, reasonable expenses incurred by the Executive in attending business meetings and for entertainment expenses, dues in such trade and professional organizations as the Executive deems appropriate, toll tag fees, annual dues associated with membership in airport lounges and clubs, and cell phone fees. Any individual expenses (or those aggregated for a single business trip) greater than $10,000 must be approved by either the Employer’s Chief Financial Officer or the Employer’s Compensation Committee. The Executive must submit expense reports with respect to such expenses in accordance with the Employer’s policies. Payment by employer or reimbursement, as appropriate, will be made by Employer within thirty days following submission.

4.                  VACATIONS AND HOLIDAYS

The Executive will be entitled to four (4) weeks’ paid vacation each calendar year in accordance with the vacation policies of the Employer in effect for its executive officers from time to time. The Executive will also be entitled to the paid holidays and other paid leave set forth in the Employer’s policies.

5.                  TERMINATION

5.1              EVENTS OF TERMINATION

(a)                The Executive’s employment may be terminated by the Employer on the following grounds:

(i)                 upon the death of the Executive;

(ii)               upon the disability of the Executive immediately upon notice from either party to the other;

(iii)             For Cause (following the expiration of any applicable notice period); and

(iv)             at the discretion of the Employer, other than For Cause.

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(b)               The Executive may terminate his employment on the following grounds:

(i)                 without Good Reason, provided that the Executive gives the Employer at least thirty (30) days prior written notice of his termination of employment; or

(ii)               for Good Reason (following the expiration of any applicable notice period).

5.2              TERMINATION PAY

Effective upon the termination of this Agreement, the Employer will be obligated to pay the Executive (or, in the event of his death, his designated beneficiary as defined below) the compensation provided in this Section 5.2:

(a)                Termination by the Employer For Cause or Termination by the Executive Without Good Reason. If the Employer terminates this Agreement For Cause or the Executive resigns or terminates his employment for other than Good Reason, the Executive will be entitled to receive his then effective Base Salary and employee benefits only through the date such termination is effective, but will not be entitled to any accrued bonus compensation. Employee also shall be entitled to vested benefits including vested stock options and stock awards as of the date such termination is effective. Executive shall have 90 days following the date of such termination to exercise vested stock options; and all options and stock awards that are not vested, shall terminate as of the date such termination from employment is effective.

(b)               Termination upon Disability. If this Agreement is terminated by the Employer as a result of the Executive’s Disability, the Executive shall be entitled to receive, in lieu of any payments due under this agreement or any severance plan or program for employees or executives, a continuation of his then effective Base Salary for the twelve (12) month period following such termination in accordance with the Employer’s customary payroll practices then in effect (with no obligation to pay any bonus or accrued bonus) or the remainder of the Term, whichever is shorter; provided that the proceeds of any disability insurance secured on behalf of the Executive by the Employer shall be applied towards, and credited against, the Employer’s obligation to continue paying the Executive’s Base Salary as set forth above. If Executive’s eligible dependent(s) timely elect coverage pursuant to COBRA, Employer shall pay for COBRA coverage for up to twelve (12) months.

(c)                Termination upon Death. If this Agreement is terminated because of the Executive’s death, the Executive’s estate shall be entitled to receive, in lieu of any payments due under this Agreement or any severance plan or program for employees or executives, a continuation of his then effective Base Salary through the end of the twelve (12) month period following his death in accordance with the Employer’s customary payroll practices then in effect (with no obligation to pay any bonus or accrued bonus) or the remainder of the Term, whichever is shorter; provided that the proceeds of any life insurance secured on behalf of the Executive by the Employer shall be applied towards, and credited against, the Employer’s obligation to continue paying the Executive’s Base Salary as set forth above. If Executive’s eligible dependent(s) timely elect coverage pursuant to COBRA, Employer shall pay for COBRA coverage for up to twelve (12) months.

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(d)               Termination by the Executive For Good Reason or Termination by the Employer Without Cause. If this Agreement is terminated by the Executive for Good Reason, or if this Agreement is terminated by the Employer other than For Cause prior to June 1, 2014, then the Executive shall be entitled to receive, in lieu of any payments due under this Agreement or any severance plan or program for employees or executives, a continuation of his then effective Base Salary and employee benefits through the end of the six (6) month period following such termination, during which period Executive shall make himself available to provide strategic consulting and transition services. If this Agreement is terminated by the Executive for Good Reason, or if this Agreement is terminated by the Employer other than For Cause on or after June 1, 2014, then the Executive shall be entitled to receive, in lieu of any payments due under this Agreement or any severance plan or program for employees or executives, a continuation of his then effective Base Salary and employee benefits through the end of the twelve (12) month period following such termination, during which period Executive shall make himself available to provide strategic consulting and transition services. If the termination occurs during the first year of employment following the Original Effective Date, the Executive shall fully vest at the time of such termination in and to that number of Time-Based Options as if the Executive had remained employed by the Employer for a period of one year following such termination; (iii) if the termination occurs after the Executive’s first year of employment following the Effective Date, the Executive shall fully vest at the time of such termination in and to that number of Time-Based Options as if the Executive had remained employed by the Employer for a period of two years following such termination. Notwithstanding the foregoing sentence, if a termination by the Executive for Good Reason or by the Employer Without Cause occurs at any time following a Change of Control, the Executive shall fully vest at the time of such termination in and to all Time-Based Options and Performance-Based Options.

(e)                Effective Release. No payments will be made to Executive (or his estate, as applicable) under this Section 5 unless the Executive (or his estate, as applicable)) executes and does not revoke a Release.

(f)                Resignation. On the date of any termination of Executive’s employment, the Executive agrees to resign all positions, including as an officer and director of the Employer and its parents, subsidiaries and affiliates, if applicable.

6.                  CHARACTER OF TERMINATION PAYMENTS; MITIGATION

The amounts payable to the Executive upon any termination of this Agreement shall be considered severance pay in consideration of past services rendered on behalf of the Employer and his continued service from the Effective Date to the date he becomes entitled to such payments. The Executive shall have no duty to mitigate his damages by seeking other employment and, should the Executive actually receive compensation from any such other employment, the payments required hereunder shall not be reduced or offset by any such other compensation.

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7.                  Restrictive Covenants

7.1              Non-Competition and Non-Solicitation. The Executive agrees that during the Term and for a non-compete term of twelve (12) months following the date the Executive’s employment with the Employer terminates (the “Non-Compete Term”) as a result of (a) Executive’s resignation other than for Good Reason, (b) Employer’s termination of Executive other than For Cause, or (c) Employer’s termination of Executive for Cause, in each case, the Executive shall not, directly or indirectly, on his behalf or on behalf of any other person, firm, corporation, association or other entity, as an employee, director, advisor, partner, consultant or otherwise: (i) provide services or perform activities for, or acquire or maintain any ownership interest in, a Competitive Enterprise that competes within one hundred (100) miles of any office of the Employer: (ii) .. Solicit a Customer to transact business with a Competitive Enterprise, or to reduce or refrain from doing any business with the Employer, (iii) interfere with or damage (or attempt to interfere with or damage) any relationship between the Employer and a Customer; or (iv) Solicit, hire, or otherwise cause any employee (including, without limitation, any managing director), officer or agent of the Employer to apply for, or accept employment with, any Competitive Enterprise, or to otherwise refrain from rendering services to the Employer or to terminate his or her relationship, contractual or otherwise, with the Employer, other than in response to a general advertisement or public solicitation not directed specifically to employees of the Employer. .

7.2              Trade Secrets and Confidential Information. The Executive recognizes that it is in the legitimate business interest of the Employer, any subsidiary and any affiliate to restrict his disclosure or use of Trade Secrets and Confidential Information relating to the Employer, any subsidiary and any affiliate for any purpose other than in connection with the Executive’s performance of his duties to the Employer, any subsidiary and any affiliate, and to limit any potential appropriation of such Trade Secrets and Confidential Information. The Executive therefore agrees that all Trade Secrets and Confidential Information relating to the Employer, any subsidiary and any affiliate heretofore or in the future obtained by the Executive shall be considered confidential and the proprietary information of the Employer, any subsidiary and any affiliate. The Executive shall not use or disclose, or authorize any other person or entity to use or disclose, any Trade Secrets or other Confidential Information.

7.3              Discoveries and Works. All Discoveries and Works made or conceived by the Executive during the Term, jointly or with others, that relate to the present or anticipated activities of the Employer, any subsidiary or any affiliate, or are used or usable by the Employer, any subsidiary or any affiliate shall be owned by the Employer, any subsidiary or any affiliate. The Executive shall promptly notify, make full disclosure to, and execute and deliver any documents requested by the Employer, any subsidiary or any affiliate, as the case may be, to evidence or better assure title to Discoveries and Works in the Employer, any subsidiary or any affiliate, as so requested. The Executive acknowledges that all Discoveries and Works shall be deemed “works made for hire” under the Copyright Act of 1976, as amended, 17 U.S.C. Section 101.

7.4              Non-Disparagement. The Executive agrees that the Executive will not disparage the Employer, its subsidiaries and affiliates, and their respective officers, directors, investors, employees, and agents, and its and their respective successors and assigns, heirs, executors, and administrators, or make any public statement reflecting negatively on the Employer, its subsidiaries and affiliates, and their respective officers, directors, investors, employees, and agents, and its and their respective successors and assigns, heirs, executors, and administrators, to third parties, including, but not limited to, any matters relating to the operation or management of the Employer, irrespective of the truthfulness or falsity of such statement.

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7.5              Remedies. In view of the nature of the business in which the Employer is engaged, the Executive acknowledges that the restrictions contained in this Section 7 are reasonable and necessary in order to protect the legitimate interests of the Employer and that any violation thereof would result in irreparable injuries to the Employer which would not be readily ascertainable or compensable in terms of money, and that, in addition to any other remedy to which the Employer and its subsidiaries and affiliates may be entitled at law or in equity, the Employer and its subsidiaries and affiliates shall be entitled to a temporary or permanent injunction or injunctions or temporary restraining order or orders to prevent breaches of the provisions of this Section 7 and to enforce specifically the terms and provisions hereof, in each case without the need to post any security or bond and without the requirement to prove that monetary damages would be difficult to calculate and that remedies at law would be inadequate. Nothing herein contained shall be construed as prohibiting the Employer and its subsidiaries and affiliates from pursuing, in addition, any other remedies available to the Employer and its subsidiaries and affiliates for such breach or threatened breach.

7.6              Enforceability. It is expressly understood and agreed that although the parties consider the restrictions contained in this Section 7 hereof to be reasonable and necessary for the purpose of preserving and protecting the legitimate interests of the Employer and its subsidiaries and affiliates, including its goodwill and proprietary rights, if a final determination is made by a court having jurisdiction that the time or territory or any other restriction contained in this Section 7 is an unenforceable restriction on the Executive’s activities, the provisions of this Section 7 shall not be rendered void but, to the extent allowable by law, shall be deemed amended to apply as to such maximum time and territory and to such other extent as such court or arbitration panel may determine or indicate to be reasonable. Alternatively, if the court referred to above finds that any restriction contained in this Section 7 or any remedy provided herein is unenforceable, and such restriction or remedy cannot be amended so as to make it enforceable, such finding shall not affect the enforceability of any of the other restrictions contained herein or the availability of any other remedy.

8.                  PROVISIONS REGARDING RESTRICTED STOCK

8.1              Representations and Warranties of the Executive. In connection with the awarding of the Restricted Shares under the Original Employment Agreement and hereunder, the Executive makes the following representations and warranties to the Employer as of the Effective Date:

(a)                The Executive hereby acknowledges and agrees that the Employer is in the development stage and offers no assurances of success. The Executive has had such opportunity as the Executive has deemed adequate to obtain from representatives of the Employer such information as is necessary to permit the Executive to evaluate the merits and risks of the Executive’s acquisition of the Restricted Shares. The Executive has sufficient experience in business, financial and investment matters to be able to evaluate the risks involved in the acquisition of the Restricted Shares and to make an informed investment decision with respect thereto. The Executive can afford the complete loss of the value of the Restricted Shares and is able to bear the economic risk of holding the Restricted Shares for an indefinite period.

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(b)               The Executive is acquiring these securities for investment for the Executive’s own account only and not with a view to, or for resale in connection with, any “distribution” thereof within the meaning of the Securities Act or under any applicable provision of state law. The Executive does not have any present intention to transfer the Restricted Shares to any third party.

(c)                The Executive understands that the Restricted Shares have not been registered under the Securities Act by reason of a specific exemption therefrom, which exemption depends upon, among other things, the bona fide nature of the Executive’s investment intent as expressed herein.

(d)               The Executive further acknowledges and understands that the Restricted Shares must be held indefinitely unless they are subsequently registered under the Securities Act or an exemption from such registration is available. The Executive further acknowledges and understands that the Employer is under no obligation to register the Restricted Shares. The Executive understands that the certificate(s) evidencing the Restricted Shares will be imprinted with a legend which prohibits the transfer thereof unless they are registered or such registration is not required in the opinion of counsel for the Employer.

(e)                The Executive is familiar with the provisions of Rule 144 promulgated under the Securities Act, which, in substance, permits limited public resale of “restricted securities” acquired, directly or indirectly, from the issuer of the securities (or from an affiliate of such issuer), in a non-public offering subject to the satisfaction of certain conditions. The Executive understands that the Employer provides no assurances as to whether the Executive will be able to resell any or all of the Restricted Shares pursuant to Rule 144, which rules requires, among other things, that the Employer be subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, that resales of securities take place only after the holder has held the Restricted Shares for certain specified time periods, and under certain circumstances, that resales of securities be limited in volume and take place only pursuant to brokered transactions.

8.2              Restrictive Legends and Stop-Transfer Orders.

(a)                Legends. The certificate or certificates representing the Restricted Shares shall bear the following legends (as well as any legends required by applicable state and federal corporate and securities laws):

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT, OR ANY STATE SECURITIES LAWS. THE SECURITIES MAY NOT BE PLEDGED, HYPOTHECATED, SOLD OR TRANSFERRED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS OR AN OPINION OF COUNSEL SATISFACTORY TO THE EMPLOYER THAT SUCH PLEDGE, HYPOTHECATION, SALE OR TRANSFER IS EXEMPT THEREFROM UNDER THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS.

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8.3              Withholding. The Employer reserves the right to withhold, in accordance with any Applicable Laws, from any consideration payable or property transferable to the Executive any taxes required to be withheld by federal, state or local law as a result of the grant or vesting of the Restricted Shares. Alternatively or if the amount of any consideration payable to the Executive is insufficient to pay such taxes or if no consideration is payable to the Executive, upon the request of the Employer, the Executive will pay to the Employer an amount sufficient for the Employer to satisfy any federal, state or local tax withholding requirements applicable to and as a condition to the grant or the sale or other disposition of the Restricted Shares. The required withholding obligations may be settled by the Executive with Restricted Shares.

8.4              Section 83(b) Election. The Executive hereby acknowledges that the Executive has been advised by the Employer to seek independent tax advice from the Executive’s own advisors regarding the availability and advisability of making an election under Section 83(b) of the Code, and that any such election, if made, must be made within 30 days after the Grant Date. The Executive expressly acknowledges that the Executive is solely responsible for filing any such Section 83(b) election with the appropriate governmental authorities, irrespective of the fact that such election is also delivered to the Employer. The Executive may not rely on the Employer or any of its officers, directors or employees for tax or legal advice regarding this award. The Executive acknowledges that the Executive has sought tax and legal advice from the Executive’s own advisors regarding this award or has voluntarily and knowingly foregone such consultation.

9.                  GENERAL PROVISIONS

9.1              DEFINITIONS

For the purposes of this Agreement, the following terms have the meanings specified or referred to in this Section 9:

“Agreement” means this Employment Agreement, as amended from time to time.

“Basic Compensation” shall include all items of Base Salary and bonus compensation and benefits provided for in Section 2.1 of this Agreement.

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“Benefits” is defined in Section 2.1(c).

“Board of Directors” means the board of directors of the Employer.

“Change of Control” shall be deemed to have occurred if (A) there occurs a sale, exchange, transfer or other disposition of all or substantially all of the assets of the Employer to another Person or entity, except to an entity controlled directly or indirectly by the Employer; or (B) there occurs a merger, consolidation or other reorganization of the Employer in which the Employer is not the surviving entity and in which the historic shareholders of the Employer continue to own less than 50% of the outstanding securities of the surviving entity immediately following the transaction, or (C) a plan of liquidation or dissolution of the Employer other than pursuant to bankruptcy or insolvency laws is adopted. Notwithstanding the foregoing, a “change of control” shall not be deemed to have occurred for purposes of this Agreement (i) in the event of a sale, exchange, transfer or other disposition of substantially all of the assets of the Employer to, or a merger, consolidation or other reorganization involving the Employer and the Executive, alone or with other officers of the Employer, or any entity of which the Executive (alone or with other officers) beneficially owns, directly or indirectly, at least 25% of the outstanding equity interests; or (ii) in a transaction otherwise commonly referred to as a “management leveraged buy out”.

“Code” means the Internal Revenue Code of 1986, as amended.

“Competitive Enterprise” shall mean a business (or business unit) that (1) engages in any activity or (2) owns or controls a significant interest in any entity that engages in any activity that, in either case, competes with any activity that is similar to an activity in which the Employer is engaged up to and including the Executive’s departure date from the Employer, or any activity which the Executive performed as an employee for the Employer during the twenty-four (24) month period prior to the Executive’s departure date.

“Customer” shall mean any customer of Employer within twelve (12) months of the date of Executive’s termination from the Employer, or prospective customer of the Employer at such time of termination; provided that an entity or person shall be considered a “prospective customer” for purposes of this sentence only if the Employer (i) made a presentation or written proposal to such entity or person during the twelve (12) month period preceding the date the Executive’s employment with the Employer terminates, or (ii) was preparing to make such a presentation or proposal at the time the Executive’s employment terminates.

“Disability” shall mean once the Executive is unable to perform the essential functions of the Executive’s duties with reasonable accommodation for 120 consecutive days, or 120 days during any twelve month period. The disability of the Executive will be determined by a medical doctor selected by written agreement of the Employer and the Executive upon the request of either party by notice to the other. If the Employer and the Executive cannot agree on the selection of a medical doctor, each of them will select a medical doctor and the two medical doctors will attempt to make a determination of disability. If they cannot agree, they will select a third medical doctor who will determine whether the Executive has a disability. The determination of the third medical doctor selected under this provision will be binding on both parties. The Executive must submit to a reasonable number of examinations by the medical doctor making the determination of disability under this provision, and the Executive hereby authorizes the disclosure and release to the Employer of such determination and all supporting medical records. If the Executive is not legally competent, the Executive’s legal guardian or duly authorized attorney in fact will act in the Executive’s stead for the purposes of submitting the Executive to the examinations, and providing the authorization of disclosure, required under this provision.

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“Discoveries and Works” shall mean, by way of example but without limitation, Trade Secrets or other Confidential Information, patents and patent applications, trademarks and trademark registrations and applications, service marks and service mark registrations and applications, trade names, copyrights and copyright registrations and applications.

“EBITDA” shall mean the net consolidated earnings of the Employer for the annual measurement periods in question, after adding back all depreciation, taxes, interest and amortization charges incurred in such periods, and shall be determined on or before March 31 of each year of employment by the Employer in accordance with GAAP, as measured and derived from the unaudited interim financial statements of Employer covering such periods and excludes one-time non-recurring costs related to acquisitions, mergers and public offerings.

“Employment Period” means the term of the Executive’s employment under this Agreement as defined in Section 1.2.

“For Cause” shall mean: (a) the Executive’s material breach of this Agreement; (b) a judicial finding in a civil context, or a conviction or entry of a guilty plea or plea of no contest in a criminal context, with respect to theft, fraud, or misappropriation (or attempted misappropriation) by Executive of any of the Employer’s funds or property; (c) controlled substance abuse, drug addiction or alcoholism which interferes with or materially affects the Executive’s job performance; (d) gross negligence or wanton misconduct which materially affects the Employer; (e) any violation of any express written directions or any reasonable written rule or regulation established by the Employer’s Board of Directors from time to time regarding the conduct of its business, (f) a conviction or entry of a guilty plea or plea of no contest with respect to a felony or other crime involving moral turpitude for which imprisonment is a possible punishment; provided, however, that in order to terminate the Executive For Cause, the Employer must, in the case of a For Cause event or events that is or are capable of being cured by the Executive, first provide the Executive with written notice of the particular For Cause event or events, and provide the Executive with fifteen (15) days in which to cure such For Cause event or events.

“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the accounting profession), or in such other statements by such entity as may be in general use by significant segments of the U.S. accounting profession, which are applicable to the facts and circumstances on the date of determination.

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“Good Reason” shall mean, unless the Executive shall have consented thereto, any of the following: (i) a material reduction in the Executive’s title, duties, responsibilities or status which are inconsistent with the Executive’s position with the Employer; (ii) a requirement that the Executive relocate outside the metropolitan Houston, Texas area (defined as the 50 mile radius surrounding the Employer’s Houston, Texas office location); (iii) the material breach by the Employer of any obligation under this Agreement after notice and a thirty day right to cure; or (iv) the Employer, pursuant to or within the meaning of Title 11, U.S. Code, or any similar Federal, foreign or state law for the relief of debtors, (A) commences a voluntary case, (B) consents to the entry of an order for relief against it in an involuntary case, or (C) consents to the appointment of a receiver, trustee, assignee, liquidator or similar official in the context of a bankruptcy filing.

“Options” unless defined otherwise, shall mean the Short-Term Options, the $1.00 Options and the IPO Options. Options that vest solely on account of the Executive’s continued employment, shall be referred to as “Time-Based Options”; and Options that vest based upon the Employer’s achievement of Targeted Incentives, shall be referred to as “Performance-Based Options.”

“Person” means any individual, corporation (including any non profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, or governmental body.

“Release” shall mean a general release and waiver of claims, in a form acceptable to the Employer, of any and all claims against the Employer and all related parties with respect to matters arising out the Executive’s employment by the Employer, and the termination thereof (other than claims for any entitlements under the terms of this Agreement or under any plans or programs of the Employer under which the Executive has accrued and is due a benefit).

“Solicit” shall mean any direct or indirect communication of any kind whatsoever, regardless of by whom initiated, inviting, advising, persuading, encouraging or requesting any person or entity, in any manner, to take or refrain from taking any action.

“Trade Secrets or other Confidential Information” shall mean, by way of example and without limitation, and in whatever medium, confidential information concerning the Employer and its affiliates, employees, and clients, including marketing, investment, performance data, credit and financial information, and other information concerning the business affairs of the Employer and its affiliates.

9.2              CONDITIONS OF EMPLOYMENT.

Notwithstanding anything else contained herein, the Executive’s employment with the Employer is made contingent upon the Executive satisfying a pre-employment drug test, and an investigative background, reference, and credit check. In addition, in order to satisfy immigration laws, the Executive’s employment with the Employer is also conditional upon the Executive’s presentation of appropriate documentation verifying his lawful ability to work in the United States, which documentation must be presented on or prior to the Effective Date. Even if the Executive’s employment begins before the results of any or all of these requirements are available to the Employer, the Executive’s employment and the terms of this Agreement remain contingent upon the timely and satisfactory completion of these requirements. In the event that the Executive’s employment does not commence or is terminated because the results of the Employer’s standard background checks and procedures are unsatisfactory, this Agreement shall be null and void ab initio and of no further effect, and the Employer shall have no further obligation to the Executive under this Agreement or otherwise.

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9.3              409A COMPLIANCE

Notwithstanding any provision of this Agreement to the contrary, the following provisions shall apply: (i) payments following termination of Executive’s employment are intended to comply with the short-term deferral exception to Section 409A of the Code coverage to the maximum extent applicable and shall be construed accordingly; (ii) each installment payment of severance pay under Sections 5.2(c) and (d) shall be deemed a separate payment for purposes of Section 409A of the Code; and (iii) if, as of the termination date, the Executive is a “Specified Employee,” payments of any deferred compensation (within the meaning of Section 409A of the Code) hereunder, as applicable, shall be delayed for six months immediately following such termination, with all such delayed payments being made on the first day of the seventh month immediately following the termination date. For purposes of this Agreement, “Specified Employee” shall have the meaning ascribed thereto in Treasury Regulation Section 1.409A-1(i) (applied by using the default rules contained therein).

9.4              Key person Life Insurance.

During the Term, the Employer may at any time effect insurance on the Executive’s life and/or health in such amounts and in such form as the Employer may in its sole discretion decide. Such insurance will paid for by and owned by the Employer for its own benefit and the Executive will not have any interest in such insurance, but shall, at the Employer’s request, submit to such medical examinations, supply such information and execute such documents as may be required in connection with, or so as to enable the Employer to effect, such insurance.

9.5              WAIVER

The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by either party in exercising any right, power, or privilege under this Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege.

9.6              NOTICES

All notices, consents, waivers, and other communications under this Agreement must be in writing and will be deemed to have been duly given when (a) delivered by hand, (b) sent by facsimile (with written confirmation of receipt), provided that a copy is mailed by registered mail, return receipt requested, or (c) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses and facsimile numbers set forth below (or to such other addresses and facsimile numbers as a party may designate by notice to the other parties):

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If to the Employer:	Armada Water Assets, Inc.

2425 Fountain View Drive, Suite 300

Houston, Texas 77057

Attn: Mitch Burroughs

with a copy to:	Stephen M. Cohen, Esquire

Fox Rothschild LLP

2000 Market Street, 20th Floor

Philadelphia, PA 19103-3222

If to the Executive:	Sami Ahmad

1 Dunnam Lane

Houston, TX 77024

9.7              ENTIRE AGREEMENT; AMENDMENTS

This Agreement and the documents referenced herein, contain the entire agreement between the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, oral or written, between the parties hereto with respect to the subject matter hereof, including but not limited to the Original Employment Agreement, the terms of which shall be deemed null and void following the execution of this Agreement. This Agreement may not be amended orally, but only by an agreement in writing signed by the parties hereto.

9.8              GOVERNING LAW

This Agreement will be governed by the laws of the State of Texas without regard to conflicts of laws principles.

9.9              JURISDICTION

Subject to the provisions of Section 9.10, any action or proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement may be brought against either of the parties in the federal and state courts located in Houston, Texas, and each of the parties consents to the jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein. Process in any action or proceeding referred to in the preceding sentence may be served on either party anywhere in the world.

9.10          ARBITRATION, OTHER DISPUTES.

In the event of any dispute or controversy arising under or in connection with this Agreement, the parties shall first promptly try in good faith to settle such dispute or controversy by mediation under the applicable rules of the American Arbitration Association before resorting to arbitration. In the event such dispute or controversy remains unresolved in whole or in part for a period of thirty (30) days after it arises, the parties will settle any remaining dispute or controversy exclusively by arbitration in Houston, Texas in accordance with the commercial arbitration rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator’s award in any court having jurisdiction. All administration fees and arbitration fees shall be paid solely by the Employer. Notwithstanding the above, the Employer shall be entitled to seek a restraining order or injunction in any court of competent jurisdiction with respect to any violation of section 7 hereof. The prevailing party may recover attorneys’ fees in any dispute or controversy arising under or in connection with this Agreement.

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9.11          ASSIGNABILITY, BINDING NATURE

This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors, heirs (in the case of the Executive) and assigns. No rights or obligations of the Executive under this Agreement may be assigned or transferred by the Executive other than his rights to compensation and benefits, which may be transferred only by will or operation of law.

9.12          SURVIVAL

The respective rights and obligations of the parties hereunder shall survive any termination of the Executive’s employment to the extent necessary to the intended preservation of such rights and obligations.

9.13          PRIOR AGREEMENTS

The Executive represents and warrants to the Employer that his execution and performance of this Agreement shall not constitute a breach of any contract, agreement or understanding, whether oral or written, to which he is a party or by which he is bound.

9.14          ACKNOWLEDGMENT

The Executive hereby acknowledges and certifies that he has read the terms of this Agreement, that he has been informed by the Employer that he should discuss it with an attorney of his choice, and that he understands its terms and effects. The Executive further acknowledges that based on his training and experience, he has the capacity to earn a livelihood by performing services as an employee or otherwise in a business that does not violate the provisions of Section 7.

9.15          SECTION HEADINGS, CONSTRUCTION

The headings of Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. All references to “Section” or “Sections” refer to the corresponding Section or Sections of this Agreement unless otherwise specified. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Unless otherwise expressly provided, the word “including” does not limit the preceding words or terms.

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9.16          SEVERABILITY

If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

9.17          COUNTERPARTS

This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement. This Agreement (and all other agreements, documents, instruments and certificates executed and/or delivered in connection herewith) may be executed by facsimile signatures, each of which shall be deemed an original copy of this Agreement (or other such agreement, document, instrument and certificate).

9.18          COUNSEL REVIEW

Executive acknowledges that he has read and understands the contents of this Agreement. Executive acknowledges that he has been specifically advised by the Employer: (i) that this Agreement has been prepared by Fox Rothschild LLP specifically on behalf of the Employer; and (ii) to consult with an attorney before signing it. Executive further acknowledges that this Agreement was reached after negotiation in which Executive was advised to be, and afforded the opportunity to be, represented by counsel. Executive acknowledges that he has executed this Agreement voluntarily and of his own free will, without coercion and with full knowledge of what it means to do so.

(Remainder of page left blank intentionally)

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IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first written above.

EMPLOYER: ARMADA WATER ASSETS, INC. By:/s/ Maarten Propper Authorized Executive Officer

EMPLOYEE: /s/ Sami Ahmad Sami Ahmad

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